Exhibit 5.1

September 11, 2012

Board of Directors

ExactTarget, Inc.

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to ExactTarget, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of (i) a Registration Statement on Form S-1 (Registration No. 333-183586) (as amended or supplemented, the “Registration Statement”), and (ii) a Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”), relating to the public offering by certain selling stockholders of the Company named in the Registration Statement of up to 8,625,000 shares of the Company’s Common Stock (the “Shares”), assuming the over allotment option is exercised. The Shares in excess of the 7,475,000 shares covered by our original opinion filed as an exhibit to the Registration Statement, are referred to herein as “462(b) Shares.” Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Registration Statement.

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.	The Registration Statement and the 462(b) Registration Statement, each as amended through the date hereof;

2.	A copy of the Sixth Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto;

3.	A copy of the Amended and Restated Bylaws of the Company, as amended to date;

4.	An Officer’s Certificate of even date herewith as to certain factual matters; and

Board of Directors

ExactTarget, Inc.

September 11, 2012

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the Common Stock will have been duly satisfied. The opinion set forth herein is limited to the Delaware General Corporation Law.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the 462(b) Shares are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ice Miller LLP